EXHIBIT 10.1

January 3, 2013

Paul J. Taubman

New York, New York

RE: Change of Employment Status and Release Agreement

Dear Paul:

This letter sets forth our agreement (the “Agreement”) concerning the change of your employment status with Morgan Stanley. For purposes of the Agreement, Morgan Stanley shall include Morgan Stanley and any and all former and existing parents, subsidiaries, predecessors, and successors (“Morgan Stanley” or the “Firm”).

We have mutually agreed that your active employment with Morgan Stanley ended on December 31, 2012, and that you, except as provided below, will remain on the payroll at your current base salary through May 5, 2013 (the “Termination Date”) (the period from November 5, 2012 through the Termination Date, the “Transition Period”). Through December 31, 2012, you remained a member of the Firm’s Operating Committee and an Executive Officer with all of the obligations and responsibilities associated with those positions. Further, you will also be eligible for continued participation in all welfare and other benefit and retirement plans and programs through the Termination Date or the Accelerated Termination Date, as applicable, with further participation in the medical plan through the last day of the month in which you terminate. Your employment will terminate for all purposes effective on the Termination Date or the Accelerated Termination Date, as applicable.

The Agreement becomes effective and enforceable seven (7) days after you execute and do not revoke it. The signed Agreement must be returned to the undersigned on the next business day immediately following the end of the twenty-one (21) day period provided for in the Agreement.

Payments and Benefits

We have also mutually agreed that in exchange for executing and not revoking this Agreement, Morgan Stanley will:

(1)	Provide you with 2012 Above Base Compensation (the “Bonus”) in a form and on terms and conditions consistent with the bonuses paid or granted to active Operating Committee members to the extent reasonably practicable and in accordance with applicable law and regulations and shall be awarded at such time as bonuses are awarded to active employees in 2013; provided, however, that, notwithstanding the distribution schedule that may apply to active Operating Committee members, your award of deferred compensation, if any, shall be vested on the Termination Date or the Accelerated Termination Date, as applicable, and subject to the cancellation terms until the applicable distribution or conversion date only in accordance with the terms set forth in Attachment A, and be converted, and distributed or delivered, in four equal installments on each of June 1, 2013; December 15, 2013; June 1, 2014 and December 15, 2014; provided, further, that the rule of construction for timing of distribution and conversion and the special distribution and conversion provisions for death, Governmental Service Termination, and employment at a Governmental Employer following termination of employment, each as set forth in the award certificate for your 2011 Awards, shall apply.

(2)	It also is agreed that you will receive your accrued benefit through the Termination Date or the Accelerated Termination Date, as applicable, under the Firm’s Supplemental Executive Retirement and Excess Plan (“SEREP”), in accordance with the terms of the SEREP, determined as if you were eligible for early retirement and payable upon attainment of age 55.

(3)

We have further agreed that all outstanding equity and deferred cash incentive compensation awards (the “Awards”) granted to you by Morgan Stanley (other than Awards with respect to which “Scheduled Conversion Date”, “Scheduled Distribution Date”, “Earliest Distribution Date” or other similar term or concept (such concept, a “Conversion Date”) has occurred), shall be subject to cancellation until the applicable Conversion Date only in accordance with the terms set forth in Attachment A. Other than as expressly modified herein, all other terms of your Awards will not be deemed modified by this Agreement and you understand and agree that you remain subject to all conditions and risks inherent in the Awards. We also acknowledge that: (i) the Awards will vest on the Termination Date or the Accelerated Termination Date, as applicable, and, except as otherwise set forth herein with respect to the Bonus, if any, be converted, distributed and/or paid out in accordance with the schedule previously associated with any such Award; and (ii) no cancellation provisions shall apply to those awards with respect to which a Conversion Date has occurred. We have further agreed that your outstanding options shall remain outstanding and exercisable until the expiration of the original option term.

As of the date of this Agreement, Morgan Stanley’s Chairman & Chief Executive Officer, Chief Legal Officer and Chief Human Resources Officer are not aware of any acts or omissions by you that would constitute or trigger a cancellation event.

We agree that, if during the Transition Period, your employment terminates in a Governmental Service Termination (and not involving a cancellation event), as that term is defined with respect to your 2011 Awards, then subject to the conditions set forth in your 2011 Award certificates, all of your unvested Awards will vest and distribute on the date of your Governmental Service Termination.

You acknowledge that any payments or awards under the Agreement are subject to any applicable tax withholding requirements. You agree to fully abide by employee trading policies with respect to the sale of Morgan Stanley stock and any window period or other restrictions which may apply, or become applicable to you, through the Termination Date.

Morgan Stanley considers you to be one of its “specified employees” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Therefore, pursuant to Section 409A and the terms and conditions of your Morgan Stanley long-term incentive compensation awards, payment of any cash-based long-term incentive awards and conversion of any stock units that would otherwise occur on account of your “Separation from Service” (as defined in Section 409A, and generally the date on which you cease performing services for Morgan Stanley) during the period commencing on your Separation from Service and ending on the date that is six months thereafter, including, without limitation, payments or stock unit conversions that were delayed due to Section 162(m) of the Internal Revenue Code, will instead be paid or convert, as applicable, on the first business day following the date that is six months after your Separation from Service.

You acknowledge and agree that your receipt of any and all additional payments and benefits provided in this Agreement is contingent upon: (a) your adherence to the terms of this Agreement and your not being terminated for cause (as defined in Attachment A) before the Termination Date or the Accelerated Termination Date, as applicable; and (b) your execution and non-revocation thereafter and receipt by Morgan Stanley of an effective and enforceable Agreement. Except as otherwise authorized by Morgan Stanley in connection with the performance of your duties for the benefit of Morgan Stanley, you further agree that, after December 31, 2012, you will not hold yourself out to be an active officer, director, manager or agent of Morgan Stanley or otherwise attempt to bind or contract on behalf of Morgan Stanley. You do, however, remain an employee of Morgan Stanley through the Termination Date or the Accelerated Termination Date whichever the case may be.

For the sake of clarity, you agree that you will not provide services of any kind on an employee or consultant basis whether or not for remuneration on behalf of any competitor entity previously identified and specifically agreed to by and between you and Morgan Stanley (a “Competitor”) through May 5, 2013 unless expressly authorized to do so by Morgan Stanley. In addition, you agree that neither you nor any entity with which you may become employed with, provide services to or associate with after the date hereof will make any announcement or permit any announcement of your new employment, provision of services or other association until after February 5, 2013. The parties agree that you shall not be subject to a non-competition agreement or customer or client non-solicitation agreement after May 5, 2013.

In the event you obtain or secure new employment, provide service to or otherwise seek to become associated with in any capacity any entity other than a Competitor during the Transition Period, Morgan Stanley will and hereby does agree to waive the balance of the Transition Period and accelerate your termination date (“Accelerated Termination Date”) to permit your immediate engagement with such entity. You understand and agree that all salary for which you are otherwise eligible for under the Agreement and by virtue of your employment with Morgan Stanley will end on the Accelerated Termination Date, provided, however, if you elect an Accelerated Termination Date to engage in discrete advisory work, you will receive a lump sum payment within 45 days of May 5, 2013 in an amount equal to the base salary you would have been paid through the earlier of (1) the Termination Date or (2) your commencement of employment with a new employer or engagement for services for remuneration of any kind.

Morgan Stanley agrees that if you obtain or secure new employment, provide service to or otherwise seek to become associated with in any capacity any entity other than a Competitor during the Transition Period, Morgan Stanley will not deem this activity to be a violation of this Agreement or any notice period requirement and the Accelerated Termination Date shall be treated as your Termination Date for purposes hereof. For the sake of clarity, in the event you elect an Accelerated Termination Date, Morgan Stanley will not treat your election as a basis for cancellation or clawback of any outstanding deferred compensation awards.

In addition, in exchange for the payments and other benefits provided to you hereunder by the Firm, we agree that, through and including November 5, 2013, you will not directly or indirectly in any capacity (including through any person, corporation, partnership or business entity of any kind), hire or solicit, recruit, induce, entice, influence, or encourage any Morgan Stanley employee to leave Morgan Stanley for or to otherwise become hired or engaged by any entity (“Wrongful Solicitation”). The restrictions in this paragraph shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, at any point from May 5, 2012 through the Termination Date or the Accelerated Termination Date, as applicable.

You also understand and agree that all outstanding claims for expenses incurred properly in the performance of your duties must be submitted as soon as possible but in no event later than six (6) weeks after the Termination Date or the Accelerated Termination Date, as applicable. All expenses eligible for reimbursement under this Agreement and all in-kind benefits shall be paid or provided to you promptly in accordance with Morgan Stanley’s customary practices applicable to the reimbursement of expenses of such type and the provision of such benefits, but in no event later than December 31 of the calendar year following the calendar year in which such expenses were incurred or such in-kind benefits were to be provided; provided, however, any payment to be made to you under the “Future Dealings” paragraph below to reimburse you for any lost wages shall be made no later than December 31 of the calendar year in which you otherwise would have received such wages. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement and the in-kind benefits provided to you in any other calendar year shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder or the in-kind benefits to be provided to you in any other calendar year. Your right to receive any reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for any other benefit.

You understand and agree that the foregoing consideration provided to you under the terms of this Agreement is in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that Morgan Stanley owes you no wages, commissions, bonuses, sick or other medical or disability-related pay, personal or other leave-of-absence pay, severance pay, notice pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement or your vested or accrued benefits under any compensation or benefit plan (including but not limited to the retiree medical plan, in which Morgan Stanley acknowledges that you are entitled to participate) or program of Morgan Stanley in which you participate.

In addition, you understand and agree that if any provision of this Agreement fails to comply with Section 409A, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, you understand and agree that Morgan Stanley will confer with you regarding a reasonable recommendation to reform such provision in a manner which shall maintain, to the maximum extent practicable, the original intent of the applicable provision; provided, however, if you do not agree to such modification of the provision to bring it into compliance with Section 409A, that you are solely and exclusively responsible for any resulting income tax liability and agree to hold Morgan Stanley harmless for any Section 409A compliance failure, other than if such noncompliance or income tax liability resulted from Morgan Stanley’s breach of the terms of this Agreement.

General information about continuing benefit coverage will be sent to your home address by the Benefit Center two to three weeks following the Termination Date or the Accelerated Termination Date, as applicable. Specific information regarding continuation of your medical benefits will be sent to your home address by Hewitt Associates two to three weeks following termination of coverage. You have sixty (60) days from the date of receipt to elect COBRA coverage. Inquiries about your benefits should be directed to the Benefit Center at 1-877-674-7411.

Release of Claims

In exchange for providing you with these enhanced payments and benefits, you agree to waive all claims against Morgan Stanley and its affiliate corporations and its and their respective and current and former directors, officers, employees, agents, managers, shareholders, successors, assigns and other representatives in connection with their relationship to Morgan Stanley (such entities and individuals together with Morgan Stanley, the “Morgan Stanley Releasees”), and to release and forever discharge the Morgan Stanley Releasees, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to you, that you may have against the Morgan Stanley Releasees as of the date of your execution of this Agreement including, but not limited to, any claim arising under any federal, state or local law or ordinance, any tort, any employment contract, express or implied, any public policy waivable by law, or arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Uniform Services Employment and Re-employment Rights Act (“USERRA”), as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act (“ADA”), as amended, the Family And Medical Leave Act (“FMLA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), as amended, the New York State Human Rights Law, as amended, New York City Human Rights Law, as amended, New York Labor Act, as amended, New York Equal Pay Law, as amended, New York Civil Rights Law, as amended, New York Rights of Persons With Disabilities Law, as amended, New York Equal Rights Law, as amended, New York Worker Adjustment and Retraining Notification Act, as amended, or any other claim which you have or may have against the Morgan Stanley Releasees (each of whom may enforce the waiver given to them by you in this clause personally) and, whether arising under the laws of the United States, or any other jurisdiction or country in the world, all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, award(s), grant(s), or separation and/or severance pay under any separation or severance pay plan maintained by Morgan Stanley, any other employee fringe benefits plans, medical plans, or attorneys’ fees or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein.

You acknowledge, affirm and agree that during your employment you were not and currently are not, aware of any violations of Morgan Stanley’s Code of Conduct or any legal obligations of Morgan Stanley or its employees, including any obligations under federal securities laws or any Securities and Exchange Commission or the Financial Industry Regulatory Authority rule or regulation or any applicable regulation of the Board of Governors of the Federal Reserve System or the Sarbanes-Oxley Act or the False Claims Act that have not been disclosed in accordance with Morgan Stanley policy.

This Agreement is not intended to, and does not, release rights or claims that may arise after the date of your execution hereof and any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement. To the extent any claim, charge, complaint or action covered by the Release of Claims is brought by you, for your benefit or on your behalf, you expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. You further agree to dismiss with prejudice any pending civil lawsuit covered by the Release of Claims. For purposes of this Agreement, “you” shall include your heirs, executors, administrators, attorneys, representatives, successors and assigns.

This Agreement, however, does not waive any rights you may have been granted under the Certificate of Incorporation or Bylaws of Morgan Stanley relating to your actions on behalf of Morgan Stanley in the scope of and during the course of your employment by Morgan Stanley and any rights you may have to coverage under D&O insurance policies, indemnification and/or advancement of expenses under any applicable insurance policy or indemnification policy or agreement (including any D&O insurance policy). Nor does anything in this Agreement impair your rights: (i) in any of your Morgan Stanley Wealth Management brokerage or customer accounts; (ii) to vested benefits and entitlements such as retirement, pension or 401(k) benefits); (iii) in any investment partnership managed by Morgan Stanley or any of its affiliates that is in effect as of the date of this Agreement in which you have an investment interest; (iv) as a shareholder of Morgan Stanley; or (v) to obtain contribution as permitted by law in the event of any judgment against you as a result of any act or failure to act for which you and Morgan

Stanley or any of its affiliated entities are jointly liable. Nor shall any elections, notices or benefits for which you are eligible as a separated employee of Morgan Stanley be impaired by this Agreement.

Confidentiality, Firm Property, Non-Disclosure and Non-Disparagement

You also agree that in the course of your employment with Morgan Stanley you have or may have acquired non-public privileged or confidential information and trade secrets concerning Morgan Stanley’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, plans, funding, financing and methods of doing business whether in hard copy, electronic or other format (“Confidential and Proprietary Information”), and you further agree that it would be damaging to Morgan Stanley if such Confidential and Proprietary Information were disclosed to any competitor of Morgan Stanley or any third party or person. For purposes of this Agreement, “Confidential and Proprietary Information” shall not include information which is or becomes generally known to the public or within the relevant trade or industry other than due to any violation of your obligation to Morgan Stanley, including under this Agreement, and shall not include your own compensation and personnel records. You understand and agree that all Confidential and Proprietary Information has been divulged to you in confidence and you agree to not disclose or cause to be disclosed directly or indirectly any Confidential and Proprietary Information to any third party or person and further agree to keep all Confidential and Proprietary Information secret and confidential without limitation in time. Your use of Confidential and Proprietary Information will stop immediately upon the cessation of your work responsibilities for Morgan Stanley but no later than the Termination Date or the Accelerated Termination Date, as applicable. You will not remove Confidential and Proprietary Information from any Morgan Stanley facility in either original, electronic or copied form and prior to the Termination Date or the Accelerated Termination Date, as applicable, you agree to deliver to Morgan Stanley any Confidential and Proprietary Information in your possession or control. You will not at any time assert any claim of ownership or other property interest in any such Confidential and Proprietary Information. You will permit Morgan Stanley to inspect any material to be removed from Morgan Stanley offices when you cease to work at any Morgan Stanley facility. For the sake of clarity, to the extent that you continue to perform authorized services during the Transition Period or to the extent that you are called upon to cooperate with Morgan Stanley in connection with any legal matter, you may disclose or permit to be disclosed, use or remove Confidential and Proprietary Information as authorized by Morgan Stanley and in connection with the performance of your duties for or obligations to Morgan Stanley.

Prior to the Termination Date or the Accelerated Termination Date, as applicable, you further agree to return any Morgan Stanley equipment and property including, but not limited to, identification materials, computers, laptops, tablets, printers, facsimile machines, corporate credit cards, and wireless devices (e.g., mobile phones, SecurIDs, BlackBerry and similar devices), that you possess or control but that are not in Morgan Stanley’s offices. Anything in this Agreement to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including but not limited to, photographs, personal correspondence, personal diaries, personal calendars, and rolodexes) and personal files, (ii) information showing your awards, compensation, or relating to expense reimbursements, (iii) information that you reasonably believe may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with Morgan Stanley. Morgan Stanley retains the right under this paragraph to retain copies of any items included in the exceptions above which it deems related to the performance of your duties on behalf of Morgan Stanley.

Unless permitted under the “Exceptions” provision in this Agreement, both Morgan Stanley and you also agree not to disclose, or cause, or permit to be disclosed (if circumstances place either party in a position to reasonably prevent the disclosure) in any way the terms of this Agreement without limitation in time, except that you may disclose such information: (i) to your legal representatives, (ii) to your immediate family, (iii) for the purpose of enforcing this Agreement, should that ever be necessary or (iv) as may be required by law or any proceeding, and further you may disclose: (x) the financial aspects of this Agreement to your financial representatives or accountants or for the purpose of qualifying for a loan; or (y) the restrictive covenants of this Agreement to future employers (including prospective employers) or partners or members of an LLC (including prospective partners or members) to verify the terms of such restrictive covenants and to the extent necessary to avoid violating this Agreement, and Morgan Stanley may disclose such information: (i) to its legal representatives; (ii) for the purpose of enforcing this Agreement, should that ever be necessary, or (iii) as may be required by law, including but not limited to filings or disclosures required by the Securities and Exchange Commission, or any proceeding provided that any private parties to whom disclosure is permitted under this paragraph are informed of the confidentiality provisions of this Agreement and agree to be bound thereby. This provision shall cease to apply to the extent this Agreement becomes publicly known other than as a result of a violation of this Agreement by you. Further, this provision is expressly not intended in any way to limit you from disclosing the financial structure and tax aspects of this Agreement (or, if reasonably necessary, other provisions of this Agreement) to the Internal Revenue Service.

You agree to give prompt notice to Morgan Stanley in writing, addressed to Alexa Pappas, Managing Director, Morgan Stanley, Legal and Compliance Division, [contact information redacted], of any subpoena or judicial, administrative or regulatory inquiry or proceeding, or lawsuit in which you are required or requested to disclose information relating to Morgan Stanley prior to such disclosure unless any such prior notice is prohibited by law or fiduciary or contractual obligations. To the extent reasonably practicable, such written notice must be given to Ms. Pappas within five (5) business days of your knowledge of receipt of any such request or order so that Morgan Stanley may take whatever action it may deem necessary or appropriate to prevent such assistance or testimony. You also agree that to the extent reasonably practicable you will, within five (5) business days of your knowledge of receipt, provide to Ms. Pappas by facsimile or overnight delivery to the above address, a copy of all legal papers and documents served upon you, unless such provision is prohibited by law or contractual or fiduciary obligation or by order of a court or another body with jurisdiction to issue an order. Additionally, you agree that in the event you are served with such subpoena, court order, directive or other process, you will make all reasonable efforts (subject to your personal and professional obligations) to meet with Ms. Pappas or her designee in advance of giving such testimony or information unless any such prior meeting requirement is prohibited by law or contractual or fiduciary obligation or by order of a court or another body with jurisdiction to issue such order.

You also agree that, without limitation in time, you will not make any Unauthorized Comments which are defined as:

(1)	public statements, written or oral, which are intended to defame or disparage Morgan Stanley’s current members of the Board of Directors, Executive Officers, Management Committee members (all in their capacity as such), or its business or its strategic plans, products, practices, policies, or any other internal Morgan Stanley matter or otherwise publicly speak of any of the foregoing in a disparaging manner in any medium or to any person or entity (all up through and including the Termination Date). For the sake of clarity, comments made directly or indirectly to any person or entity which are reasonably intended to or understood may be used “on background” as that term is used commonly in the public media shall be a violation of this provision. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from: (i) responding publicly to incorrect or disparaging press releases or other official statements issued by the Firm about you to the extent reasonably necessary to correct or refute such statements; or (ii) making any truthful statement to the extent (A) required by law or by any court, arbitrator, mediator, administrative or legislative body with actual or apparent jurisdiction to order disclosure or (B) necessary in any litigation or other proceeding between the parties, including in connection with this Agreement or its enforcement; and

(2)	written or oral statements which are intended to defame or disparage: (i) Morgan Stanley’s current (up through and including the Termination Date): (a) members of the Board of Directors, Executive Officers, Management Committee members (all in their capacity as such), or (b) legal matters involving Morgan Stanley and resolution or settlement thereof, or (ii) the termination of your employment with Morgan Stanley, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such negative information being made available by such person acting in such capacity to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet or blog format or any other medium.

Nothing in sub-paragraphs (1) and (2) above is intended to limit in any way your ability to confer in confidence with your legal representatives or advisors. Moreover, nothing in this Agreement is intended to restrict your ability to speak of your career or employment with Morgan Stanley so long as you do so in a manner that is consistent with your obligations set forth in this Agreement. Likewise, nothing in this Agreement is intended to restrict your ability to compete fairly with Morgan Stanley in the future or to provide accurate commentary about market or other events occurring after the Termination Date without breaching this Agreement so long as you do not in any way suggest or imply that you have any information about Morgan Stanley other than what is publicly available or that you have any current affiliation with or association with Morgan Stanley (formal or otherwise) and so long as you do so in a manner that is consistent with your obligations set forth in this Agreement.

Morgan Stanley agrees to instruct the members of the Firm’s Operating Committee as of the date of this Agreement that they may not, for so long as they remain employed by Morgan Stanley, defame or disparage you to any person or entity. Notwithstanding the foregoing, nothing in this Agreement shall prevent Morgan Stanley from: (i) responding publicly to incorrect or disparaging public statements made by you to the extent reasonably necessary to correct or refute such statements; or (ii) making any truthful statement to the extent (A) required by law or by any court, arbitrator, mediator, administrative or legislative body with actual or apparent jurisdiction to order disclosure or (B) necessary in any litigation or other proceeding between the parties, including in connection with this Agreement or its enforcement.

You further agree that you will not use or take any action likely to result in the use of any of Morgan Stanley’s names or any abbreviation thereof in connection with any publication to the general public in any medium in a manner that suggests, directly or indirectly, endorsement by or a then-current business connection to Morgan Stanley.

Morgan Stanley agrees that it will provide you with reasonable prior notice of any filings with the Securities and Exchange Commission made by Morgan Stanley in which you are identified by name and/or title and your compensation is disclosed. You understand and agree that to the extent you are provided with advance notice, such notice will be limited to those portions of the filing which make specific and express reference to your compensation. In addition, you understand and agree that Morgan Stanley is not obligated to obtain your consent or authorization prior to making any such filing.

Nothing in this Agreement shall preclude you from disclosing or permitting to be disclosed the fact of your employment with Morgan Stanley, positions held and job duties or other information that would typically appear on a resume or curriculum vitae or otherwise be required in the course of a job search or a job interview or is otherwise customary in that context so long as you do so in a manner that is consistent with your obligations set forth in this Agreement.

Exceptions

This Agreement does not prohibit or restrict you from lawfully (A) communicating or cooperating with, providing relevant information to or otherwise assisting in an investigation by: (i) any governmental or regulatory body or official(s) or self regulatory organization regarding a possible violation of any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any other law or regulation; or (ii) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (B) responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts; (C) testifying, participating or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation or (D) making any disclosure otherwise required by law or in order to enforce this Agreement. Nor does this Agreement require you to notify Morgan Stanley of such communications or inquiry described in the preceding sentence. In addition, nothing in this Agreement precludes you from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in your receipt of any monetary benefit or equivalent thereof. You acknowledge and agree, however, that you are waiving any right to recover any monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding.

Any non-disclosure provision in this Agreement does not prohibit or restrict you or your attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization.

Future Dealings

In addition, you agree to reasonably cooperate with and assist Morgan Stanley in connection with any investigation, regulatory matter, lawsuit or arbitration in which Morgan Stanley is a subject, target or party and as to which you may have pertinent information as a direct result of your employment with Morgan Stanley. Your cooperation hereunder shall include making yourself reasonably available (subject to your personal and professional obligations) for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. Morgan Stanley agrees to make every reasonable effort to provide you with reasonable notice in the event your participation is required. Morgan Stanley agrees to reimburse reasonable out-of-pocket costs incurred by you as the direct result of your participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of Morgan Stanley. Such expenses and costs may include, without limitation, demonstrably lost wages, travel costs and legal fees to the extent that separate legal representation is reasonably warranted.

Further Promises

In the event you breach or threaten to breach any of the provisions in this Agreement regarding Confidential and Proprietary Information, Unauthorized Comments or Wrongful Solicitation, you acknowledge that such breach or threatened breach shall cause irreparable harm to Morgan Stanley, entitling Morgan Stanley, at its option, to seek immediate injunctive relief from a court of competent jurisdiction, without waiver of any other rights or remedies from a court of law or equity.

You also acknowledge that this Agreement has been executed voluntarily by you. You are urged to and acknowledge that you have had the opportunity to obtain the advice of any attorney or other representative of your choice, unrelated to Morgan Stanley, prior to executing this Agreement. Further, you acknowledge that you have a full understanding of the terms of this Agreement which may not be changed or altered except by a writing signed by Morgan Stanley and you.

You acknowledge that you have been given at least twenty-one (21) days within which to consider executing this Agreement (the “twenty-one (21) day Period”) and seven (7) days from the date of your execution of this Agreement within which to revoke it (the seven (7) day period defined as the “Agreement Revocation Period”). Your executed Agreement must be returned to the undersigned at the above address. If you execute the Agreement prior to the end of the twenty-one (21) day period that Morgan Stanley has provided for you, you agree and acknowledge that: (i) your execution was a knowing and voluntary waiver of your right to consider this Agreement for the full twenty-one (21) days; and (ii) you had sufficient time in which to consider and understand the Agreement, and to review it with your attorney or other representative of your choice. Any revocation of this Agreement must be in writing and returned to the undersigned at the above address via certified U.S. Mail, return receipt requested. In the event that you revoke this Agreement, you acknowledge that you will not be entitled to receive, and agree not to accept, any payments or benefits under this Agreement. You agree that your acceptance of any such payments or benefits will constitute an acknowledgment that you did not revoke the Agreement. This Agreement will not become effective or enforceable until the Agreement Revocation Period has expired. Your release of claims and obligations hereunder shall not become enforceable until the Committee has approved this Agreement.

BY SIGNING THIS AGREEMENT AND RELEASE YOU ACKNOWLEDGE THAT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS YOU MAY HAVE AGAINST MORGAN STANLEY UP TO THE DATE OF YOUR EXECUTION OF THIS AGREEMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

The Agreement and the documents governing the Awards (as modified herein) are the entire agreement between you and Morgan Stanley with respect to the subject matter hereof and the Agreement supersede any and all oral and written agreements between Morgan Stanley and you regarding the topics covered herein. No one shall be bound by anything not expressed herein. This Agreement is intended solely for the purpose stated herein and does not constitute and should not be construed to be an admission of liability by Morgan Stanley or you. This Agreement shall be binding on both Morgan Stanley and you.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. If any clause or portion of any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of the remainder of such clause or of any other clause or the remainder of this Agreement.

This Agreement may be amended, modified or changed only by a written instrument executed by you and Morgan Stanley. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

All notices and other communications hereunder shall be in writing and shall be delivered by hand, by PDF or facsimile to the other party or mailed by overnight mail or registered or certified mail to the other party, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt or in the case of registered or certified mail, upon the earlier of the actual receipt or two business days following the date postmarked; and shall be addressed as follows:

If to you:	Paul J. Taubman

New York, New York

If to Morgan Stanley:	Alexa B. Pappas

Legal & Compliance Division

[address redacted]

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

Very truly yours,

/s/ Jeffrey Brodsky
Jeffrey Brodsky, Managing Director
Chief Human Resources Officer

AGREED AND ACCEPTED:

/s/ Paul J. Taubman
Paul J. Taubman
Date: January 3, 2013

Attachment A

CANCELLATION PROVISIONS APPLICABLE TO OUTSTANDING DEFERRED

CASH AND EQUITY AWARDS

If any of the following events occur at any time before the applicable Scheduled Conversion or Distribution Date, your Stock Units and entire Applicable Account Value (whether or not vested) will be canceled immediately, subject to applicable law:

Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the applicable Scheduled Distribution Date);

Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

“Cause” means:

any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements), or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;

You engage in a Wrongful Solicitation;

You make any Unauthorized Comments;

You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or

You resign from your employment with the Firm without having provided the Firm 180 days prior notice of your resignation except as permitted by the Agreement attached herewith.

The terms “Confidential and Proprietary Information”, “Wrongful Solicitation” and “Unauthorized Comments” shall be defined consistent with the definitions of those terms in the Agreement.

CLAWBACK CANCELLATION EVENT APPLICABLE TO DEFERRED CASH

AWARDS

Clawback Cancellation Event. Your entire Applicable Account Value (whether or not vested) will be cancelled immediately, subject to applicable law, if before the applicable Scheduled Distribution Date you take any action, or omit to take any action (including with respect to direct supervisory responsibilities), where such action or omission: (i) causes a restatement of the Firm’s consolidated financial results; (ii) constitutes a violation by you of the Firm’s risk policies and standards (where prior authorization and approval of appropriate senior management was not obtained) whether such action results in a favorable or unfavorable impact to the Firm’s consolidated financial results; or (iii) causes, or is reasonably expected to cause, a substantial financial loss on a trading strategy, investment, commitment or other holding originating either in the current year or in any prior year (without the prior understanding of the possibility and magnitude of such loss by appropriate senior management) and such trading strategy, investment, commitment or other holding was a factor in your award determination.

CLAWBACK CANCELLATION EVENT APPLICABLE TO EQUITY AWARDS

Clawback Cancellation Event. All of your stock units (whether or not vested) will be cancelled immediately, subject to applicable law, if before the applicable Scheduled Conversion Date you take any action, or omit to take any action (including with respect to direct supervisory responsibilities), where such action or omission: (i) causes a restatement of the Firm’s consolidated financial results or (ii) constitutes a violation by you of the Firm’s risk policies and standards (where prior authorization and approval of appropriate senior management was not obtained) whether such action results in a favorable or unfavorable impact to the Firm’s consolidated financial results.

For Performance Stock Units Only:

In the event and to the extent the Committee reasonably determines that the performance certified by the Committee, and on the basis of which PSUs were converted to shares of Morgan Stanley common stock, was based on materially inaccurate financial statements or other performance metric criteria, you will be obligated to repay to the Firm: the number of shares that were delivered upon conversion of your PSUs, less the number of shares that would have been delivered had your PSUs converted to shares based on accurate financial statements or other performance metric criteria (such number of shares determined in each case by the Committee and before satisfaction of tax or other withholding obligations pursuant to Section 12) (the “Repayment Shares”); provided, however, that to the extent that any of the Repayment Shares have been transferred, you shall repay to the Firm an amount equal to the number of Repayment Shares so transferred multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your PSUs converted to shares of Morgan Stanley common stock; plus any dividend equivalents that were paid on the Repayment Shares when your PSUs converted to shares; plus interest on the amounts described in the preceding clauses at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the repayment date.

For the avoidance of doubt, your PSUs will not be deemed “earned” if payment of such award is based on materially inaccurate financial statements or other performance metric criteria.

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